Exhibit (10)(i)(ii)

LOAN AGREEMENT

SOUTH JERSEY GAS COMPANY

and

TORONTO DOMINION (NEW YORK) LLC

Dated as of December 15, 2008

i

SECTION V. REPRESENTATIONS AND WARRANTIES		21
5.1	Organization and Validity	21
5.2	Pending Litigation	22
5.3	Financial Statements	22
5.4	Investment Company Status	22
5.5	No Default or Event of Default	22
5.6	Liens	22
5.7	Documentation	22
5.8	Government Regulations, Etc.	23
5.9	Taxes	23
5.10	Solvency	23
5.11	Capital Stock	24
5.12	Title to Properties	24
5.13	Anti-Terrorism Laws	24
SECTION VI. BORROWER’S AFFIRMATIVE COVENANTS		24
6.1	Preservation of Existence, Etc.	24
6.2	Maintenance of Properties, Etc.	24
6.3	Ownership	24
6.4	Compliance with Material Contractual Obligations, Laws, Etc.	24
6.5	Insurance	25
6.6	Visitation Rights; Keeping of Books	25
6.7	Transactions with Affiliates	25
6.8	Use of Proceeds	25
6.9	Loan Documents	25
6.10	Risk Management	25
6.11	OFAC Compliance	25
6.12	Further Assurances	25
6.13	Reporting Requirements	26
6.14	Financial Covenants	27
6.15	Replacement Financing	27
SECTION VII. BORROWER’S NEGATIVE COVENANTS:		28
7.1	Liens, Etc	28
7.2	Indebtedness	28
7.3	Obligation to Ratably Secure	28
7.4	Mergers, Etc	28
7.5	Sale of Assets, Etc	28

ii

7.6	Restricted Investments	28
7.7	New Business	28
7.8	Distributions	28
7.9	Compliance with ERISA	29
7.10	Constituent Documents, Etc	29
7.11	Fiscal Year	29
SECTION VIII. DEFAULT		29
8.1	Events of Default	29
8.2	Upon an Event of Default	31
8.3	Nature of Remedies	31
8.4	Set-Off:	31
SECTION IX. MISCELLANEOUS		32
9.1	Governing Law	32
9.2	Integrated Agreement	32
9.3	Waiver	32
9.4	Indemnity:	32
9.5	Time	33
9.6	Expenses of Lender	33
9.7	Brokerage	33
9.8	Notices:	34
9.9	Headings	35
9.10	Survival	35
9.11	Successors and Assigns	35
9.12	Duplicate Originals	35
9.13	Modification	35
9.14	Signatories	35
9.15	Third Parties	35
9.16	Discharge of Taxes, Borrower’s Obligations, Etc.	36
9.17	Withholding and Other Tax Liabilities	36
9.18	Consent to Jurisdiction	36
9.19	Waiver of Jury Trial	36
9.20	Consequential Damages	37
9.21	Nonliability of Lender	37

	SCHEDULES
Schedule I	Ownership
Schedule II	First Mortgage Notes

iii

LOAN AGREEMENT

This Loan Agreement (“Agreement”) is dated this 15th day of December, 2008, by and between South Jersey Gas Company (“Borrower”), a New Jersey corporation and Toronto Dominion (New York) LLC (“Lender”).

BACKGROUND

A.           Borrower desires to establish financing arrangements with Lender and Lender is willing to make loans and extensions of credit to Borrower under the terms and provisions hereinafter set forth.

B.           The parties desire to define the terms and conditions of their relationship in writing.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION I.  DEFINITIONS AND INTERPRETATION

1.1           Terms Defined: As used in this Agreement, the following terms have the following respective meanings:

Adjusted LIBOR Rate – For the LIBOR Interest Period for each LIBOR Rate Loan comprising part of the same borrowing (including conversions, extensions and renewals), a per annum interest rate determined pursuant to the following formula:

Adjusted LIBOR Rate     =     London Interbank Offered Rate
           1 – LIBOR Reserve Percentage

Affiliate – With respect to any Person, (a) any Person which, directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person, or (b) any Person who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person, or (iii) of any person described in clause (a) above.  For purposes of this definition, control of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.  Control may be by ownership, contract, or otherwise.

Applicable Margin – For any Loan made to Borrower on any date, the rate per annum as set forth below, determined by reference to the Corporate Credit Ratings:

Level	Corporate Credit Rating	Applicable Base Rate Margin	Applicable LIBOR Margin
I	Greater than BBB-/Baa3	0.000%	1.00%
II	Less than or equal to BBB-/Baa3 or no rating	0.000%	1.25%

Any change in the Applicable Margin will be effective as of the date on which the applicable Selected Rating Agency, as the case may be, announces the applicable change in the Corporate Credit Ratings.  Borrower shall notify Lender in writing promptly after becoming aware of any change in the Corporate Credit Ratings.

For purposes of the foregoing, (i) if the Corporate Credit Ratings established or deemed to have been established by the Selected Rating Agencies shall fall within different “Levels”, the lower rating will apply; (ii) if only one of the Selected Rating Agencies maintains Corporate Credit Ratings, then the rating of such single rating agency will apply; and (iii) if the rating system of Moody’s, S&P or Fitch shall change, or if Moody’s, S&P or Fitch shall cease to be in the business of providing Corporate Credit Ratings, Borrower and Lender shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from Moody’s, S&P or Fitch, and, pending the effectiveness of any such amendment, the Corporate Credit Ratings shall be determined by reference to the Corporate Credit Ratings most recently in effect prior to such change or cessation.

Applicable Rate :

a.           in the case of each Base Rate Loan, a rate per annum equal at all times to the sum of the Base Rate plus the Applicable Base Rate Margin in effect from time to time;

b.           in the case of each LIBOR Rate Loan comprising part of the same Loan, a rate per annum during each LIBOR Interest Period equal at all times to the sum of the Adjusted LIBOR Rate for such LIBOR Interest Period plus the Applicable LIBOR Margin in effect from time to time during such LIBOR Interest Period.

Authorized Officer – Any officer (or comparable equivalent) of Borrower authorized by specific resolution of Borrower to request Loans or execute Quarterly Compliance Certificates as set forth in the authorization certificate delivered to Lender substantially in the form of Exhibit “A” attached hereto.

Bank Affiliate – With respect to Lender, any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with Lender.  For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 25% or more of any class of Capital Stock having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by ownership of Capital Stock, contract or otherwise.

Bankruptcy Code – Title 11 of the United States Code entitled “Bankruptcy”, as now or hereinafter in effect, or any successor statute.

Base Rate – The highest of (a) the “Prime Rate” of interest as published in the “Money Rates” section of The Wall Street Journal on the applicable date (or the highest “Prime Rate” if more than one is published) as such rate may change from time to time; (b) the Federal Funds Rate plus fifty (50) basis points; or (c) the Daily LIBOR Rate plus one hundred (100) basis points.  If The Wall Street Journal ceases to be published or goes on strike or is otherwise not published, Lender may use a similar published prime or base rate.  The Base Rate is not necessarily the lowest or best rate of interest offered by Lender to any borrower or class of borrowers.

Base Rate Loans – That portion of the Loans accruing interest based on a rate determined by reference to the Base Rate.

Business Day – (i) A day other than Saturday or Sunday when Lender is open for business in New York, New York; or (ii) with respect to any LIBOR Rate Loan, any day which is a Business Day as described in clause (i) and which is also a day for trading by and between banks in dollar deposits in the London interbank market.

Capital Expenditures – For any period, the aggregate of all expenditures made in respect of the purchase, construction or other acquisition of fixed or capital assets, determined in accordance with GAAP.

Capital Stock – With respect to any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred interest, any limited or general partnership interest and any limited liability company membership interest.

Change in Control – (a) Parent ceasing at any time to own at least 100% of the Capital Stock having voting rights of Borrower, or (b) the occurrence of either of the following: (i) any entity, person (within the meaning of Section 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) which theretofore was beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of less than 20% of Parent’s then outstanding common stock either (x) acquires shares of common stock of Parent in a transaction or series of transactions that results in such entity, person or group directly or indirectly owning beneficially 20% or more of the outstanding common stock of Parent, or (y) acquires, by proxy or otherwise, the right to vote for the election of directors, for any merger, combination or consolidation of Parent or any of its direct or indirect Subsidiaries, or, for any other matter or question, more than 20% of the then outstanding voting securities of Parent; or (ii) 20% or more of the directors of the board of directors of Parent fail to consist of Continuing Directors.

Closing – Section 4.6.

Closing Date – Section 4.6.

Consolidated – When used with reference to any accounting term, the amount described by such accounting term, determined on a consolidated basis in accordance with GAAP, after elimination of intercompany items.

Consolidated Total Capitalization – The sum of (i) Indebtedness of Borrower and its Consolidated Subsidiaries, plus (ii) the sum of the Capital Stock (excluding treasury stock and capital stock subscribed for and unissued) and surplus (including earned surplus, capital surplus, translation adjustment, the balance of the current profit and loss account not transferred to surplus and accumulated comprehensive other income) accounts of Borrower and its Consolidated Subsidiaries appearing on a consolidated balance sheet of Borrower and its Consolidated Subsidiaries, in each case prepared as of the date of determination in accordance with GAAP, after eliminating all intercompany transactions and all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries.

Continuing Director – With respect to any Person as of any date of determination, any member of the board of directors of such Person who (a) was a member of such board of directors on the Closing Date, or (b) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board at the time of such nomination or election.

Corporate Credit Ratings – The ratings assigned to the corporate credit of Borrower by the Selected Rating Agencies.

Daily LIBOR Rate - For any day, the rate per annum determined by Lender by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the percentage prescribed by the Federal Reserve for determining the maximum reserve requirements with respect to any eurocurrency funding by banks on such day.

Default – Any event, act, condition or occurrence which with notice, or lapse of time or both, would constitute an Event of Default hereunder.

Disclosure Documents – Collectively, Borrower’s Annual Report on Form 10-K for the year ended December 31, 2007, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2008 and September 30, 2008, and any Current Report on Form 8-K delivered to Lender at least three (3) Business Days prior to the date of this Agreement.

Environmental Laws – Any and all Federal, foreign, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees and any and all common law requirements, rules and bases of liability regulating, relating to or imposing liability or standards of conduct concerning pollution, protection of the environment, or the impact of pollutants, contaminants or toxic or hazardous substances on human health or the environment, as now or may at any time hereafter be in effect.

ERISA – The Employee Retirement Income Security Act of 1974, as the same may be amended, from time to time.

ERISA Affiliate – Any Person which for purposes of Title IV of ERISA is a member of Borrower’s controlled group, or under common control with Borrower, within the meaning of Section 414 of the Code, and the regulations promulgated and rulings issued thereunder.

ERISA Event – (i) The occurrence of a reportable event, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the PBGC; (ii) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (iii) the cessation of operations at a facility in the circumstances described in Section 4062(e) of ERISA; (iv) the withdrawal by Borrower or an ERISA Affiliate from a Multiemployer Plan during a plan year for which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (v) the failure by Borrower or any ERISA Affiliate to make a payment to a Plan required under Section 302 of ERISA, which results in a lien pursuant to Section 302(f) of ERISA; (vi) the adoption of an amendment to a Plan requiring the provision of security to such Plan, pursuant to Section 307 of ERISA; or (vii) the institution by the PBGC of proceedings to terminate a Plan, pursuant to Section 4042 of ERISA, or the occurrence of any event or condition which might reasonably constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, a Plan by the PBGC.

Event of Default – Section 8.1.

Expenses – Section 9.6.

Federal Funds Rate – For any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Lender of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Lender from three Federal funds brokers of recognized standing selected by it.

First Mortgage Notes – Those First Mortgage Notes identified on Schedule II attached hereto, and subsequent promissory notes or other evidences of indebtedness of Borrower in each case secured by first mortgages on real property owned by Borrower or its Subsidiaries.

Fiscal Year – The fiscal year of Borrower, January 1 to December 31.

Fitch – Fitch Ratings, Inc.

GAAP – Generally accepted accounting principles as in effect on the Closing Date applied in a manner consistent with the most recent audited financial statements of Borrower furnished to Lender and described in Section 5.3 herein.

Governmental Action – All authorizations, consents, approvals, waivers, exceptions, variances, orders, licenses, exemptions, publications, filings, notices to and declarations of or with any Governmental Authority, other than routine reporting requirements the failure to comply with which will not affect the validity or enforceability of this Agreement or any other Loan Document or have a material adverse effect on the transactions contemplated by this Agreement or any other Loan Document.

Governmental Authority – Any federal, state or local government or political subdivision, or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury, or arbitration.

Hazardous Materials – Any petrochemical or petroleum products, any flammable materials, explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances, or related or similar materials, asbestos or any material containing asbestos, or any other substance or material as so defined and regulated by any Federal, state or local environmental law, ordinance, rule, or regulation including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C.  Sections 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C.  Sections 1801, et seq.), and the Resource Conservation and Recovery Act, as amended (42 U.S.C.  Sections 6901, et seq.), and the regulations adopted and publications promulgated pursuant thereto.

Hedging Obligations – With respect to any Person, the obligations of such Person under any interest rate or currency swap agreement, interest rate or currency future agreement, interest rate collar agreement, swap agreement (as defined in 11 U.S.C.  § 101), interest rate or currency hedge agreement, and any put, call or other agreement or arrangement designed to protect such Person against fluctuations in interest rates or currency exchange rates.

Indebtedness – For any Person, all obligations of such Person which in accordance with GAAP should be classified on a balance sheet of such Person as liabilities of such Person, and in any event shall include, without duplication, all (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations to pay the deferred purchase price of property or services, (iv) obligations as lessee under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases, (v) obligations as lessee under operating leases which have been recorded as off-balance sheet liabilities, (vi) obligations under Hedging Obligations, (vii) reimbursement obligations (contingent or otherwise) in respect of outstanding letters of credit, (viii) indebtedness of the type referred to in clauses (i) through (vi) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or encumbrance on, or security interest in, property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness, and (ix) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above.  Notwithstanding anything to the contrary set forth above, Capital Stock, including Capital Stock having a preferred interest, shall not constitute Indebtedness for purposes of this Agreement.

Interest Hedging Instrument – Any documentation evidencing any interest rate swap, interest “cap” or “collar” or any other interest rate hedging device or swap agreement (as defined in 11 U.S.C.  § 101 et.  seq.) between Borrower and Lender (or any Affiliate of Lender).

IRS – Internal Revenue Service.

LIBOR Interest Period – As to LIBOR Rate Loans, a period of fourteen days, one month, two months, three months or six months, as selected by Borrower pursuant to the terms of this Agreement (including continuations and conversions thereof); provided however, (i) if any LIBOR Interest Period would end on a day which is not a Business Day, such LIBOR Interest Period shall be extended to the next succeeding Business Day (except that where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day), (ii) no LIBOR Interest Period shall extend beyond the Revolving Credit Maturity Date, and (iii) any LIBOR Interest Period with respect to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such LIBOR Interest Period.

LIBOR Rate Loans – That portion(s) of the Loans accruing interest based on a rate determined by reference to the Adjusted LIBOR Rate.

LIBOR Reserve Percentage – For any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D, as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to Eurocurrency liabilities as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of LIBOR Rate Loans is determined), whether or not Lender has any Eurocurrency liabilities subject to such reserve requirement at that time.  LIBOR Rate Loans shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credits for proration, exceptions or offsets that may be available from time to time to Lender.  The Adjusted LIBOR Rate shall be adjusted automatically on and as of the effective date of any change in the LIBOR Reserve Percentage.

Lien - Any interest of any kind or nature in property securing an obligation owed to, or a claim of any kind or nature in property by, a Person other than the owner of the Property, whether such interest is based on the common law, statute, regulation or contract, and including, but not limited to, a security interest or lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt, a lease, consignment or bailment for security purposes, a trust, or an assignment.  For the purposes of this Agreement, Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

Loan Request – Section 2.4(b)(ii).

Loans – The unpaid balance of cash advances by Lender to Borrower under the Revolving Credit which may be Base Rate Loans or LIBOR Rate Loans.

Loan Documents – Collectively, this Agreement, the Note, and all agreements, instruments and documents executed and/or delivered in connection therewith, all as may be supplemented, restated, superseded, amended or replaced from time to time.

London Interbank Offered Rate – With respect to any LIBOR Rate Loan for the LIBOR Interest Period applicable thereto, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”) as published by Bloomberg (or such other commercially available source providing quotations of BBA LIBOR as designated by Lender from time to time) at approximately 11:00 A.M. (London time) 2 Business Days prior to the first day of such LIBOR Interest Period for a term comparable to such LIBOR Interest Period; provided however, if more than one BBA LIBOR Rate is specified, the applicable rate shall be the arithmetic mean of all such rates.  If, for any reason, such rate is not available, the term London Interbank Offered Rate shall mean, with respect to any LIBOR Rate Loan for the LIBOR Interest Period applicable thereto, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by Lender to be the average rates per annum at which deposits in dollars are offered for such LIBOR Interest Period to major banks in the London Interbank market in London, England at approximately 11:00 A.M. (London time) 2 Business Days prior to the first day of such LIBOR Interest Period for a term comparable to such LIBOR Interest Period.

Material Adverse Effect – A material adverse effect with respect to (a) the business, assets, condition (financial or otherwise), liabilities (actual or contingent), or prospects of (i) Borrower or (ii) Borrower and its Subsidiaries (taken as a whole), or (b) Borrower’s ability to pay the Obligations in accordance with the terms hereof, or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights and remedies of Lender hereunder or thereunder.

Maximum Revolving Credit Amount – The sum of Forty Million Dollars ($40,000,000), as such amount may be reduced from time to time pursuant to Section 2.9.

Moody’s – Moody’s Investors Service, Inc., or any successor thereto.

Multiemployer Plan – A multiemployer plan, as defined in Section 4001(a)(3) of ERISA, which is subject to Title IV of ERISA and to which Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions, such plan being maintained pursuant to one or more collective bargaining agreements.

Note – The Revolving Credit Note.

Notice of Conversion/Extension — A written notice of conversion of a LIBOR Rate Loan to a Base Rate Loan, or of a Base Rate Loan to a LIBOR Rate Loan or extension of a LIBOR Rate Loan, in each case substantially in the form of Exhibit “C” attached hereto.

Obligations – All debts, liabilities and obligations of every kind or nature at any time owing by Borrower to Lender or any other subsidiary of Lender or Bank Affiliate, under this Agreement, or any other existing or future instrument, document or agreement, between Borrower or Lender or any other subsidiary of Lender or Bank Affiliate which is related to or permitted under this Agreement, and whether principal, interest, fees, indemnification obligations hereunder or Expenses (specifically including interest accruing after the commencement of any bankruptcy, insolvency or similar proceeding with respect to Borrower, whether or not a claim for such post-commencement interest is allowed), including, without limitation, debts, liabilities and obligations in respect of the Revolving Credit, and any extensions, modifications, substitutions, increases and renewals thereof; any amount payable by Borrower or any Subsidiary of Borrower pursuant to an Interest Hedging Instrument; the payment of all amounts advanced by Lender or any other subsidiary of Lender or Bank Affiliate to preserve, protect and enforce rights hereunder; and all Expenses incurred by Lender or any other subsidiary of Lender or Bank Affiliate.  Without limiting the generality of the foregoing, Obligations shall include any other debts, liabilities or obligations owing to Lender or any other subsidiary of Lender or Bank Affiliate in connection with any lockbox, cash management, or other services (including electronic funds transfers or automated clearing house transactions) provided by Lender or any other subsidiary of Lender or Bank Affiliate to Borrower.

OFAC – Section 5.13.

Parent – South Jersey Industries, Inc.

PBGC – The Pension Benefit Guaranty Corporation.

Permitted Indebtedness – Any of the following:

(1)           Indebtedness under this Agreement;

(2)           Indebtedness of Borrower under the First Mortgage Notes existing as of the Closing Date and as identified on Schedule II attached hereto, and subsequent First Mortgage Notes, so long as before and immediately after the incurrence of such Indebtedness, Borrower is in compliance with Section 6.14;

(3)           Any Indebtedness of Borrower so long as before and immediately after the incurrence of such Indebtedness, Borrower is in compliance with Section 6.14;

(4)           Indebtedness of Borrower under Hedging Obligations covering a notional amount not to exceed the face amount of outstanding Indebtedness.

Permitted Investments – (1) Noncallable, direct general obligations of, or obligations the payment of the principal of and interest on which are unconditionally guaranteed by, the United States of America; (2) bonds, participation certificates or other obligations of Federal National Mortgage Association, Government National Mortgage Association and Federal Home Loan Mortgage Corporation which are owned as of the Closing Date; (3) certificates of deposit, bankers’ acceptances or other obligations issued by commercial banks which are fully insured by the Federal Deposit Insurance Corporation or certificates of deposit, bankers’ acceptances or other deposit obligations issued by commercial banks whose unsecured obligations are rated in one of the two highest rating categories by Moody’s or S&P; (4) obligations issued or guaranteed by a state or political subdivision of a state rated in one of the two highest rating categories by Moody’s or S&P; or (5) any other investments permitted under this Agreement and which Lender has approved in writing.

Permitted Lien – With respect to any Person, any of the following:

(1)           Liens for taxes, assessments or governmental charges not delinquent or being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP are maintained on such Person’s books;

(2)           Liens arising out of deposits in connection with workers’ compensation, unemployment insurance, old age pensions or other social security or retirement benefits legislation;

(3)           Deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds, and other obligations of like nature arising in the ordinary course of such Person’s business;

(4)           Liens imposed by law, such as mechanics’, workers’, materialmen’s, carriers’ or other like liens arising in the ordinary course of such Person’s business which secure the payment of obligations which are not past due or which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP are maintained on such Person’s books;

(5)           Rights of way, zoning restrictions, easements and similar encumbrances affecting such Person’s real property which do not materially interfere with the use of such property;

(6)           Liens securing Permitted Indebtedness of the type described in clause (2) of “Permitted Indebtedness”;

(7)           Liens securing Permitted Indebtedness, described in clause (3) of the definition of “Permitted Indebtedness,” not in excess of $12,500,000 in the aggregate; and

(8)           Purchase money security interests for the purchase of equipment to be used in Borrower’s business, encumbering only the equipment so purchased, and which secures only the purchase-money Indebtedness incurred to acquire the equipment so purchased, which Indebtedness qualifies as Permitted Indebtedness.

Person – An individual, partnership, corporation, trust, limited liability company, limited liability partnership, unincorporated association or organization, joint venture or any other entity.

Plan – A Single Employer Plan or a Multiple Employer Plan.

Property – Any interest of Borrower in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Published Rate - The rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, the Published Rate shall be the eurodollar rate for a one month period as published in another publication determined by Lender).

Quarterly Compliance Certificate – Section 6.13.

Regulation D – Regulation D of the Board of Governors of the Federal Reserve System comprising Part 204 of Title 12, Code of Federal Regulations, as amended, and any successor thereto.

Requirement of Law – As to any Person, each law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

Revolving Credit – Section 2.1(a).

Revolving Credit Closing Fee – Section 2.7(a).

Revolving Credit Exposure – At any time, the aggregate amount of all Revolving Credit Loans made by Lender then outstanding.

Revolving Credit Maturity Date – December 14, 2009.

Revolving Credit Note – Section 2.1(b).

S&P – Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc., or any successor thereto.

Selected Rating Agencies – Any two of Moody’s, S&P, Fitch or any other nationally recognized rating agency selected by Borrower from time to time; provided that for any such selection to be valid, Borrower shall have notified Lender of such selection prior to such selection taking effect and if Borrower has not notified Lender of any such selection, then Borrower shall be deemed to have selected Moody’s and S&P.

Significant Subsidiary – With respect to any Person, a Subsidiary which meets any of the following conditions:

(a)           such Person’s and its other Subsidiaries’ investments in and advances to the Subsidiary exceed 10% of the total assets of such Person and its Consolidated Subsidiaries as of the end of the most recently completed fiscal quarter;

(b)           such Person’s and its other Subsidiaries’ proportionate share (as determined by ownership interests) of the total assets (after intercompany eliminations) of the Subsidiary exceeds 10% of the total assets of such Person and its Consolidated Subsidiaries as of the end of the most recently completed fiscal quarter; or

(c)           such Person’s and its other Subsidiaries’ proportionate share (as determined by ownership interests) in the income from continuing operations before income taxes, extraordinary items and cumulative effect of changes in accounting principles of the Subsidiary exceeds 10% of such income of such Person and its Consolidated Subsidiaries for the most recently completed fiscal quarter.

Single Employer Plan – A single employer plan, as defined in Section 4001(a)(15) of ERISA, which is subject to Title IV of ERISA and which (i) is maintained for employees of Borrower or an ERISA Affiliate and no Person other than Borrower and its ERISA Affiliates or (ii) was so maintained and in respect of which Borrower or an ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

Solvent – With respect to any Person, that such Person (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature, (b) owns property having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its probable liabilities (including contingencies), and (c) does not believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature.

Subsidiary – With respect to any Person, any corporation or unincorporated entity of which more than 50% of the outstanding capital stock (or comparable interest) having ordinary voting power (irrespective of whether at the time capital stock (or comparable interest) of any other class or classes of such corporation or entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by said Person (whether directly or through one of more other Subsidiaries).  In the case of an unincorporated entity, a Person shall be deemed to have more than 50% of interests having ordinary voting power only if such Person’s vote in respect of such interests comprises more than 50% of the total voting power of all such interests in the unincorporated entity.

Total Common Equity – The sum of the Capital Stock (excluding treasury stock and capital stock subscribed for and unissued) and surplus (including earned surplus, capital surplus, translation adjustment, the balance of the current profit and loss account not transferred to surplus and accumulated comprehensive other income) accounts of Borrower and its Consolidated Subsidiaries appearing on a consolidated balance sheet of Borrower and its Consolidated Subsidiaries, in each case prepared as of the date of determination in accordance with GAAP, after eliminating all intercompany transactions and all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries.

Unused Revolving Credit Commitment – At any particular time, an amount equal to the excess, if any, of the Maximum Revolving Credit Amount at such time over the Revolving Credit Exposure at such time.

1.2           Accounting Principles: Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, this shall be done in accordance with GAAP as in effect on the Closing Date, to the extent applicable, except as otherwise expressly provided in this Agreement.  If there are any changes in GAAP after the Closing Date that would affect the computation of the financial covenants in Section 6.14, such changes shall only be followed, with respect to such financial covenants, from and after the date this Agreement shall have been amended to take into account any such changes.

1.3           Construction: No doctrine of construction of ambiguities in agreements or instruments against the interests of the party controlling the drafting shall apply to any Loan Documents.

SECTION II.  THE LOANS

2.1           Revolving Credit – Description:

a.           Subject to the terms and conditions of this Agreement, Lender hereby establishes for the benefit of Borrower a revolving credit facility (collectively, the “Revolving Credit”) which shall include cash Loans extended by Lender to Borrower from time to time hereunder.  The aggregate principal amount of Loans shall not at any time exceed the Maximum Revolving Credit Amount.  Subject to such limitation, the outstanding balance of Loans under the Revolving Credit may fluctuate from time to time, to be reduced by repayments made by Borrower, to be increased by future Loans which may be made by Lender, to Borrower, and, subject to the provisions of Section 8 below, shall be due and payable on the Revolving Credit Maturity Date.  The aggregate principal amount of Loans outstanding at any time cannot exceed the Maximum Revolving Credit Amount.

b.           At Closing, Borrower shall execute and deliver a promissory note to Lender for the Maximum Revolving Credit Amount (“Revolving Credit Note”).  The Revolving Credit Note shall evidence Borrower’s unconditional obligation to repay Lender for all Loans made under the Revolving Credit, with interest as herein provided.  Each Loan under the Revolving Credit shall be deemed evidenced by the Revolving Credit Note, which is deemed incorporated herein by reference and made part hereof.  The Revolving Credit Note shall be in form and substance satisfactory to Lender.

c.           The term of the Revolving Credit shall expire on the Revolving Credit Maturity Date.  On such date, unless having been sooner accelerated by Lender pursuant to the terms hereof (i) all principal, interest and other fees, Expenses and other Obligations owing under the Revolving Credit shall be due and payable in full, and (ii) Lender’s commitment to make Loans under the Revolving Credit shall terminate.  As of and after such date Borrower shall not request and Lender shall not make any further Loan under the Revolving Credit.

2.2           [Intentionally Omitted]

2.3           [Intentionally Omitted]

2.4           Loans and Payments:

a.           Except to the extent otherwise set forth in this Agreement (or in the case of an Interest Hedging Instrument under the applicable agreements), all payments of principal and of interest on the Revolving Credit, and all Expenses, fees, indemnification obligations and all other charges and any other Obligations of Borrower, shall be made to Lender at such office or account as Lender may direct from time to time, in United States dollars, in immediately available funds.  Lender shall have the unconditional right and discretion and Borrower hereby authorizes Lender) to charge Borrower’s operating and/or deposit account(s) for all of Borrower’s Obligations as they become due from time to time under this Agreement including, without limitation, interest, principal, fees, indemnification obligations and reimbursement of Expenses.  Alternatively, Lender may in its sole and absolute discretion (and Borrower hereby authorizes Lender to) make a Loan under the Revolving Credit in a sum sufficient to pay all interest accrued and payable on the Obligations and to pay all costs, fees and Expenses owing hereunder.  Any payments received prior to 2:00 p.m.  Eastern time on any Business Day shall be deemed received on such Business Day.  Any payments (including any payment in full of the Obligations), received after 2:00 p.m.  Eastern time on any Business Day shall be deemed received on the immediately following Business Day.

b.           Loans which may be made by Lender from time to time under the Revolving Credit shall be made available by crediting such proceeds to Borrower’s operating account with Lender or such other account designated by Borrower to Lender in writing.

i.           All Loans requested by Borrower under the Revolving Credit that are (a) LIBOR Rate Loans must be in the minimum amount of One Million Dollars ($1,000,000) and integral multiples of Five Hundred Thousand Dollars ($500,000) in excess thereof and (b) Base Rate Loans must be in the minimum amount of Five Hundred Thousand Dollars ($500,000) and integrated multiples of One Hundred Thousand Dollars ($100,000) in excess thereof.

ii.           All Loans requested by Borrower under the Revolving Credit are to be in writing pursuant to a written request (“Loan Request”) executed by an Authorized Officer in the form of Exhibit ”B” attached hereto.  Requests for Base Rate Loans must be requested by 11:00 A.M., Eastern time, on the date such Loan is to be made.  Requests for LIBOR Rate Loans must be requested three (3) Business Days in advance and must specify the amount of the LIBOR Rate Loan and the LIBOR Interest Period.  If no LIBOR Interest Period is specified, the LIBOR Interest Period shall be deemed to be a one month period.

iii.           Upon receiving a request for a Loan in accordance with subparagraph (ii) above, and subject to the conditions set forth in this Agreement, Lender shall make the requested Loan available to Borrower as soon as is reasonably practicable thereafter on the day the requested Loan is to be made.

2.5           Interest:

a.           The unpaid principal balance of Loans under the Revolving Credit shall bear interest, subject to the terms hereof, at a per annum rate equal to the Applicable Rate.

b.           Interest on Base Rate Loans shall be payable quarterly, in arrears, on January 1, April 1, July 1 and October 1, and on the Revolving Credit Maturity Date.  Interest on LIBOR Rate Loans shall be payable on the last day of the applicable LIBOR Interest Period or, in the case of a LIBOR Interest Period which is six months, at the end of the three month period, and on the Revolving Credit Maturity Date.

c.           Borrower may, in the case of Revolving Credit Loans, elect from time to time to convert Base Rate Loans to LIBOR Rate Loans, by delivering a Notice of Conversion/Extension to Lender at least three (3) Business Days prior to the proposed date of conversion.  In addition, Borrower may elect from time to time to convert all or any portion of a LIBOR Rate Loan to a Base Rate Loan by giving Lender irrevocable written notice thereof by 12:00 noon one (1) Business Day prior to the proposed date of conversion.  LIBOR Rate Loans may only be converted to Base Rate Loans on the last day of the applicable LIBOR Interest Period.  If the date upon which a LIBOR Rate Loan is to be converted to a Base Rate Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day and during the period from such last day of a LIBOR Interest Period to such succeeding Business Day such Loan shall bear interest as if it were a Base Rate Loan.  All or any part of outstanding Base Rate Loans may be converted as provided herein; provided that no Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing.

d.           Borrower may continue any LIBOR Rate Loans upon the expiration of a LIBOR Interest Period with respect thereto by delivering a Notice of Conversion/Extension to Lender at least three (3) Business Days prior to the proposed date of extension; provided that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, in which case such Loan shall be automatically converted to a Base Rate Loan at the end of the applicable LIBOR Interest Period with respect thereto.  If Borrower shall fail to give timely notice of an election to continue a LIBOR Rate Loan, or the continuation of LIBOR Rate Loans is not permitted hereunder, each such LIBOR Rate Loan shall be automatically converted to a Base Rate Loan at the end of the applicable LIBOR Interest Period with respect thereto.

e.           Borrower may not have more than four (4) LIBOR Rate Loans outstanding at any time.

2.6           Additional Interest Provisions:

a.           Interest on the LIBOR Rate Loans shall be calculated on the basis of a year of three hundred sixty (360) days but charged for the actual number of days elapsed.  Interest on the Base Rate Loans shall be calculated on the basis of a year of three hundred sixty five (365) or three hundred sixty six (366) days, as the case may be, but charged for the actual number of days elapsed.

b.           After the occurrence and during the continuance of an Event of Default hereunder, the per annum effective rate of interest on all outstanding principal under the Loans, shall be increased by two hundred (200) basis points.  All such increases may be applied retroactively to the date of the occurrence of the Event of Default.  Borrower agrees that the default rate payable to Lender is a reasonable estimate of Lender’s damages and is not a penalty.

c.           All contractual rates of interest chargeable on outstanding principal under the Loans shall continue to accrue and be paid even after Default, an Event of Default, maturity, acceleration, judgment, bankruptcy, insolvency proceedings of any kind or the happening of any event or occurrence similar or dissimilar.

d.           In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder and charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto.  In the event that such court determines Lender has charged or received interest hereunder in excess of the highest applicable rate, Lender shall apply, in its sole discretion, and set off such excess interest received by Lender against other Obligations due or to become due and such rate shall automatically be reduced to the maximum rate permitted by such law.

e.           Borrower shall not request and Lender shall not make or continue, or convert any Loan to a LIBOR Rate Loan while a Default or an Event of Default exists.

       2.7           Fees and Charges:

a.           At Closing, Lender shall have fully earned and Borrower shall unconditionally pay to Lender, a non-refundable fee with respect to the Revolving Credit (“Revolving Credit Closing Fee”) of Forty Thousand Dollars ($40,000), less amounts previously paid thereon.

b.           Borrower hereby agrees to pay to Lender a facility fee (the “Facility Fee”), equal to the average daily amount of the Unused Revolving Credit Commitment during the preceding calendar quarter (or such shorter period commencing with the Closing Date or ending on the Revolving Credit Maturity Date) multiplied by a rate per annum equal to one eighth of one percent (0.125%), payable quarterly in arrears on January 1, April 1, July 1 and October 1, and on the Revolving Credit Maturity Date.  The Facility Fee due to Lender shall commence to accrue on the Closing Date and shall cease to accrue on the Revolving Credit Maturity Date.

2.8           Prepayments: Borrower may prepay the Revolving Credit in whole or in part at any time or from time to time, without penalty or premium except as provided in Section 2.11.  Any prepayment shall be accompanied by all accrued and unpaid interest, fees and Expenses, and shall first be applied to any Base Rate Loans and then to LIBOR Rate Loans.

2.9           Reduction of Revolving Credit: Upon at least five Business Days’ prior irrevocable written notice to Lender, Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Maximum Revolving Credit Amount; provided, however, that (i) each partial reduction of the Maximum Revolving Credit Amount shall be in a minimum principal amount of $1,000,000 or in integral multiples of $1,000,000 in excess thereof, and (ii) the Maximum Revolving Credit Amount may not be reduced or terminated if, after giving effect thereto and to any prepayments on the Loans made on the effective date thereof, the aggregate amount of all Loans at such time would exceed the Maximum Revolving Credit Amount at such time.

2.10           Capital Adequacy: If any present or future law, governmental rule, regulation, policy, guideline, directive or similar requirement (whether or not having the force of law) imposes, modifies, or deems applicable any capital adequacy, capital maintenance or similar requirement which affects the manner in which Lender allocates capital resources to its commitments (including any commitments hereunder), and as a result thereof, in the opinion of Lender, the rate of return on Lender’s capital with regard to the Loans is reduced to a level below that which Lender could have achieved but for such circumstances, then in such case and upon notice from Lender to Borrower, from time to time, Borrower shall pay Lender such additional amount or amounts as shall compensate Lender for such reduction in Lender’s rate of return.  Such notice shall contain the statement of Lender with regard to any such amount or amounts which shall, in the absence of manifest error, be binding upon Borrower.  In determining such amount, Lender may use any reasonable method of averaging and attribution that it deems applicable.

      2.11           Funding Indemnity: Borrower shall indemnify Lender, and hold Lender harmless from any loss, damages, liability, or expense which Lender may sustain or incur as a consequence of the making of a prepayment of Loans on a day which is not the last day of a LIBOR Interest Period with respect thereto.  With respect to such Loans, such indemnification shall equal the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid for the period from the date of such prepayment at the applicable rate of interest for such Loans provided for herein over (ii) the amount of interest (as reasonably determined by Lender) which would have accrued to Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the London interbank Eurodollar market.  This covenant shall survive the termination of this Agreement, and the payment of the Obligations.

2.12           Inability to Determine Interest Rate: Notwithstanding any other provision of this Agreement, if Lender shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that, (i) by reason of circumstances affecting the relevant market, reasonable and adequate means do not exist for ascertaining the Adjusted LIBOR Rate for a LIBOR Interest Period, or (ii) the Adjusted LIBOR Rate does not adequately and fairly reflect the cost to Lender of funding LIBOR Rate Loans that Borrower has requested be outstanding as a LIBOR Rate Loan during a LIBOR Interest Period, Lender shall forthwith give telephone notice of such determination, confirmed in writing, to Borrower at least two (2) Business Days prior to the first day of such LIBOR Interest Period.  Unless Borrower shall have notified Lender upon receipt of such telephone notice that it wishes to rescind or modify its request regarding such LIBOR Rate Loans, any Loans that were requested to be made as LIBOR Rate Loans shall be made as Base Rate Loans and any Loans that were requested to be converted into or continued as LIBOR Rate Loans shall remain as or be converted into Base Rate Loans.  Until any such notice has been withdrawn by Lender, no further Loans shall be made as, continued as, or converted into, LIBOR Rate Loans for the LIBOR Interest Periods so affected.

2.13           Illegality: Notwithstanding any other provision of this Agreement, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof to Lender by the relevant Governmental Authority shall make it unlawful for Lender to make or maintain LIBOR Rate Loans as contemplated by this Agreement, or to obtain in the interbank Eurodollar market, the funds with which to make such Loans, (a) Lender shall promptly notify Borrower thereof, (b) the commitment of Lender hereunder to make LIBOR Rate Loans or continue LIBOR Rate Loans as such shall forthwith be suspended until Lender shall give notice that the condition or situation which gave rise to the suspension shall no longer exist, and (c) Lender’s Loans then outstanding as LIBOR Rate Loans, if any, shall be converted on the last day of the LIBOR Interest Period for such Loans, or within such earlier period as required by law, to Base Rate Loans.  Borrower hereby agrees promptly to pay Lender, upon its demand, any additional amounts necessary to compensate Lender for actual and direct costs (but not including anticipated profits) reasonably incurred by Lender in connection with any repayment in accordance with this Section 2.13, including but not limited to, any interest or fees payable by Lender to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder.  A certificate as to any additional amounts payable pursuant to this Section 2.13 submitted by Lender, to Borrower shall be presumptive evidence of such amounts owing.  Lender agrees to use reasonable efforts to avoid or to minimize any amounts which may otherwise be payable pursuant to this Section 2.13; provided however, that such efforts shall not cause the imposition on Lender of any additional costs or legal or regulatory burdens deemed by Lender in its reasonable discretion to be material.

2.14           Requirements of Law:

a.           If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

i.           shall subject Lender to any tax of any kind whatsoever with respect to any LIBOR Rate Loan made by it, or change the basis of taxation of payments to Lender in respect thereof (except for changes in the rate of tax on the overall net income of Lender);

ii.           shall impose, modify, or hold applicable, any reserve, special deposit, compulsory loan, or similar requirement against assets held by, deposits or other liabilities in, or for the account of, advances, loans, or other extension of credit (including participations therein) by, or any other acquisition of funds by, any office of Lender which is not otherwise included in the determination of the LIBOR Rate hereunder; or

iii.           shall impose on such Lender any other condition;

iv.           and the result of any of the foregoing is to materially increase the cost to Lender of making or maintaining LIBOR Rate Loans, or to reduce any amount receivable hereunder, or under any Note, then, in any such case, Borrower shall promptly pay Lender, upon its demand, any additional amounts necessary to compensate Lender for such additional costs or reduced amount receivable which Lender reasonably deems to be material as determined by Lender, with respect to its LIBOR Rate Loans.  A certificate as to any additional amounts payable pursuant to this Section 2.14 submitted by Lender to Borrower shall be presumptive evidence of such amounts owing.  Lender agrees to use reasonable efforts to avoid, or to minimize, any amounts which might otherwise be payable pursuant to this Section 2.14; provided however, that such efforts shall not cause the imposition on Lender of any additional costs or legal regulatory burdens deemed by Lender in good faith to be material.

b.           The agreements in this Section 2.14 shall survive the termination of this Agreement and payment of the Obligations.

SECTION III.  [INTENTIONALLY OMITTED]

SECTION IV.  CLOSING AND CONDITIONS PRECEDENT TO LOANS

Closing under this Agreement is subject to the following conditions precedent (all instruments, documents and agreements to be in form and substance satisfactory to Lender and Lender’s counsel):

4.1           Resolutions, Opinions, and Other Documents: Borrower shall have delivered, or caused to be delivered to Lender the following:

a.           this Agreement, the Note and each of the other Loan Documents all properly executed;

b.           each of the other documents to be executed and/or delivered by Borrower or any other Person pursuant to this Agreement;

c.           certified copies of (i) resolutions of Borrower’s board of directors or managing members (as applicable) authorizing the execution, delivery and performance of this Agreement, the Notes to be issued hereunder and each of the other Loan Documents required to be delivered by any Section hereof and (ii) Borrower’s articles or certificate of incorporation and by-laws;

d.           an incumbency certificate for Borrower identifying all Authorized Officers, with specimen signatures;

e.           a certificate of good standing for Borrower, dated on or immediately prior to the Closing Date, from the Secretary of State of the state of organization of Borrower and from all states in which Borrower is required to obtain a certificate of good standing or like certificate due to the nature of its operations in such state;

f.           a written opinion of Borrower’s independent counsel addressed to Lender and opinions of such other counsel as Lender deems reasonably necessary;

g.           such financial statements (including all Disclosure Documents), reports, certifications and other operational information as Lender may reasonably require, satisfactory in all respects to Lender;

h.           payment by Borrower of all fees including, without limitation, Revolving Credit Closing Fee, and Expenses associated with the Loans;

i.           Insurance certificates and policies as required under Section 6.5; and

j.           such other documents reasonably required by Lender.

4.2           Absence of Certain Events: At the Closing Date, no Default or Event of Default hereunder shall have occurred and be continuing, and no default or event of default shall have occurred and be continuing under any existing Indebtedness of Borrower.

4.3           Warranties and Representations at Closing: The warranties and representations contained in Section 5 as well as any other Section of this Agreement shall be true and correct in all respects on the Closing Date with the same effect as though made on and as of that date.  Borrower shall not have taken any action or permitted any condition to exist which would have been prohibited by any Section hereof.

4.4           Compliance with this Agreement: Borrower shall have performed and complied with all agreements, covenants and conditions contained herein including, without limitation, the provisions of Sections 6 and 7 hereof, which are required to be performed or complied with by Borrower before or at the Closing Date.

4.5           Authorized Officers’ Certificate: Lender shall have received a certificate dated the Closing Date and signed by an Authorized Officer certifying that (i) all of the conditions specified in this Section have been fulfilled, (ii) no Material Adverse Effect has occurred since September 30, 2008, (iii) no action, proceeding, investigation, regulation or legislation has been instituted, or, to Borrower’s knowledge, threatened or proposed before any court, government agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of this Agreement or any other Loan Documents or the consummation of the transactions contemplated hereby or thereby or which could reasonably be expected to have a Material Adverse Effect, and (iv) all governmental, shareholder, member, partner and third party consents and approvals necessary in connection with the transactions contemplated hereby have been received and are in full force and effect, and no condition or requirement of law exists which could reasonably be likely to restrain, prevent or impose any material adverse condition on the transactions contemplated hereby.

4.6           Closing: Subject to the conditions of this Section 4, the Loans shall be made available on such date (the “Closing Date”) and at such time as may be mutually agreeable to the parties contemporaneously with the execution hereof (“Closing”) at the Philadelphia, Pennsylvania offices of Ballard Spahr Andrews & Ingersoll, LLP.

4.7           Waiver of Rights: By completing the Closing hereunder, or by making Loans hereunder, Lender does not thereby waive a breach of any warranty or representation made by Borrower or any other requirement of Borrower hereunder or under any agreement, document, or instrument delivered to Lender or otherwise referred to herein, and any claims and rights of Lender resulting from any breach or misrepresentation by Borrower are specifically reserved by Lender.

4.8           Conditions for Future Loans: The making of Loans under the Revolving Credit in any form following the Closing Date and the conversion of any Base Rate Loan to a LIBOR Rate Loan or continuation of any LIBOR Rate Loan is subject to the following conditions precedent (all instruments, documents and agreements to be in form and substance satisfactory to Lender and its counsel) following the Closing Date:

              a.           This Agreement and each of the other Loan Documents shall be effective;

          b.           No event or condition shall have occurred or become known to Borrower, or would result from the making of any requested Loan, which could have a Material Adverse Effect; provided, however, that such condition precedent shall apply only to new Loans and shall not apply to the conversion of any existing Base Rate Loan to a LIBOR Rate Loan or the continuation of any existing LIBOR Rate Loan;

c.           No Default or Event of Default then exists or after giving effect to the making of the Loan would exist;

d.           Each Loan is within and complies with the terms and conditions of this Agreement including, without limitation, the notice provisions contained in Section 2.4 hereof;

e.           No Lien (other than a Permitted Lien) has been imposed on Borrower; and

f.           Each representation and warranty set forth in Section 5 and any other Loan Document in effect at such time (as amended or modified from time to time) is then true and correct in all material respects as if made on and as of such date except to the extent such representations and warranties are made only as of a specific earlier date.

SECTION V.  REPRESENTATIONS AND WARRANTIES

To induce Lender to complete the Closing and make the Loans to Borrower under the Revolving Credit, Borrower warrants and represents to Lender that:

5.1           Organization and Validity:

a.           Each of Borrower and its Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as applicable and is duly qualified to do business in, and is in good standing in, all other jurisdictions where the nature of its business or the nature of property owned or used by it makes such qualification necessary, except where such failure would not have a Material Adverse Effect.  Each of Borrower and its Subsidiaries has all requisite corporate (or other applicable) powers and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

b.           The execution, delivery and performance by Borrower of this Agreement and each Loan Document to which it is a party are within Borrower’s corporate (or other applicable) powers, have been duly authorized by all necessary corporate (or other applicable) action, do not contravene (i) Borrower’s certificate of incorporation, (ii) any law, rule or regulation applicable to Borrower or (iii) any contractual or legal restriction binding on or affecting Borrower, and will not result in or require the imposition of any Lien on any property (including, without limitation, accounts or contract rights) of Borrower, except as provided in this Agreement and any other the Loan Document.

c.           No Governmental Action is required for the execution or delivery by Borrower of this Agreement or any other Loan Document to which it is a party or for the performance by Borrower of its obligations under this Agreement or any other Loan Document other than those which have previously been duly obtained, are in full force and effect, are not subject to any pending or, to the knowledge of Borrower, threatened appeal or other proceeding seeking reconsideration and as to which all applicable periods of time for review, rehearing or appeal with respect thereto have expired.

d.           This Agreement and each Loan Document to which Borrower is a party is a legal, valid and binding obligation of Borrower party thereto, enforceable against Borrower in accordance with its terms subject to the effect of bankruptcy, insolvency, reorganization,  fraudulent conveyance,  moratorium  and  other  similar  laws  of general application affecting rights and remedies of creditors generally.

5.2           Pending Litigation:  Except as disclosed in the Disclosure Documents, there is no pending or, to Borrower’s knowledge, threatened action or proceeding (including, without limitation, any proceeding relating to or arising out of Environmental Laws) affecting Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that has a reasonable possibility of having a Material Adverse Effect.

5.3           Financial Statements:  The audited consolidated balance sheet of Borrower and its Consolidated Subsidiaries, as at December 31, 2007, and the related consolidated statements of income, retained earnings and cash flows of Borrower and its Consolidated Subsidiaries for the fiscal year then ended, and the unaudited consolidated balance sheet of Borrower and its Consolidated Subsidiaries as at September 30, 2008, and the related consolidated statements of income, retained earnings and cash flows of Borrower and its Consolidated Subsidiaries for the nine (9) months then ended, copies of which have been furnished to Lender, fairly present in all material respects the financial condition of Borrower and its Consolidated Subsidiaries as at such dates and the results of the operations of Borrower and its Consolidated Subsidiaries for the periods ended on such dates, all in accordance with GAAP consistently applied,  subject, solely in the case of unaudited consolidated balance sheets, to normal year end adjustments.  Since December 31, 2007, there has been no Material Adverse Effect, or material adverse change in the facts and information regarding such entities as represented to the Closing Date.

5.4           Investment Company Status:  Neither Borrower nor any Subsidiary of Borrower is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

5.5           No Default or Event of Default:  No event has occurred or is continuing which constitutes a Default or an Event of Default, or which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default by Borrower or Subsidiary thereof under any material agreement or contract, judgment, decree or order by which Borrower or any of its respective properties may be bound or which would require Borrower or Subsidiary thereof to make any payment thereunder prior to the scheduled maturity date therefore, where such default could reasonably be expected to have a Material Adverse Effect.

5.6           Liens:  None of the properties or assets of Borrower is subject to any Lien, except Permitted Liens.

5.7           Documentation:  All written information, reports and other papers and data produced by or on behalf of Borrower and furnished to Lender were, at the time the same were so furnished, complete and correct in all material respects.  No document furnished or written statement made to Lender by Borrower in connection with the negotiation, preparation or execution of this Agreement or any other Loan Documents contains or will contain any untrue statement of a fact material to the creditworthiness of Borrower or its Subsidiaries or omits or will omit to state a fact necessary in order to make the statements contained therein not misleading.

5.8           Government Regulations, Etc.:

a.           Neither Borrower nor its Subsidiaries is engaged in the business of extending credit for the purpose of buying or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Loan will be used to buy or carry any margin stock or to extend credit to others for the purpose of buying or carrying any margin stock.

b.           No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan which reasonably could be expected to have a Material Adverse Effect.  Since the actuarial valuation date specified in the most recent Schedule B (Actuarial Information) to the annual report of Plans maintained by Borrower (Form 5500 Series), if any, (i) there has been no Material Adverse Effect to the funding status of the Plans referred to therein and (ii) no “prohibited transaction” has occurred with respect thereto.  Neither Borrower nor any of its respective ERISA Affiliates has incurred nor reasonably expects to incur any material withdrawal liability under ERISA to any Multiemployer Plan.

c.           Except as set forth in the Disclosure Documents, Borrower and its Subsidiaries are in compliance in all material respects with all applicable Federal, state and local statutes, rules, regulations, orders and other provisions of law relating to Hazardous Materials, air emissions, water discharge, noise emission and liquid disposal, and other environmental, health and safety matters, other than those the non-compliance with which would not have a Material Adverse Effect (taking into consideration all fines, penalties and sanctions that may be imposed because of such non-compliance) or on the ability of Borrower to perform its obligations under this Agreement or any other Loan Document to which Borrower is a party.  Except as set forth in the Disclosure Documents, neither Borrower nor any of its respective Subsidiaries has received from any Governmental Authority any notice of any material violation of any such statute, rule, regulation, order or provision.

d.           The issuance of, and the existence of, the Loans and the use of the proceeds thereof will comply with all provisions of applicable law and regulation in all material respects.

      5.9           Taxes:  Borrower and its Subsidiaries have filed all tax returns (Federal, state and local) required to be filed and paid all taxes shown thereon to be due, including interest and penalties, except to the extent that Borrower or any such Subsidiary is diligently contesting any such taxes in good faith and by appropriate proceedings, and for which adequate reserves for payment thereof have been established.

5.10           Solvency:  As of the Closing Date, Borrower and each of its Subsidiaries will be Solvent.

5.11           Capital Stock:  The capitalization of Borrower and each Subsidiary of Borrower consists of the Capital Stock, authorized, issued and outstanding, of such classes and series, with or without par value, described on Schedule I hereto.  All such outstanding Capital Stock has been duly authorized and validly issued and are fully paid and nonassessable.  Except as set forth in the Disclosure Documents, there are no outstanding warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or permit the issuance of, Capital Stock of Borrower or any Subsidiary of Borrower or are otherwise exercisable by any Person.

5.12           Title to Properties:  Borrower and each Subsidiary of Borrower has good and marketable title to all assets and other property purported to be owned by it.

5.13           Anti-Terrorism Laws:  Borrower is not listed on the specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the Treasury (“OFAC” pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001)), and/or any other list maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders or otherwise subject to sanction under an OFAC implemented regulation.

SECTION VI.  BORROWER’S AFFIRMATIVE COVENANTS

Until the Obligations have been finally and indefeasibly paid and satisfied in full, and the Revolving Credit has been terminated, Borrower will, and will cause each of its Subsidiaries, to:

6.1           Preservation of Existence, Etc.:  Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate or company, as applicable, existence, material rights (statutory and otherwise) and franchises, and take such other action as may be necessary or advisable to preserve and maintain its right to conduct its business in the states where it shall be conducting its business, except where failure to do so does not result in, or could not reasonably be expected to have, a Material Adverse Effect.

6.2           Maintenance of Properties, Etc.:  Maintain, and cause each of its Subsidiaries to maintain, good and marketable title to all of its properties which are used or useful in the conduct of its business, and preserve, maintain, develop and operate, and cause each of its Subsidiaries to preserve, maintain, develop and operate, in substantial conformity with all laws and material contractual obligations, all such properties in good working order and condition, ordinary wear and tear excepted, except where such failure would not have a Material Adverse Effect.

6.3           Ownership:  Cause Parent to own, at all times, 100% of the Capital Stock having voting rights of Borrower.

6.4           Compliance with Material Contractual Obligations, Laws, Etc.:  Comply, and cause each of its Subsidiaries to comply, with the requirements of all material contractual obligations and all applicable laws, rules, regulations and orders, the failure to comply with which could reasonably be expected to have a Material Adverse Effect, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent diligently contested in good faith and by appropriate proceedings and for which adequate reserves for the payment thereof have been established, and complying with the requirements of all applicable Federal, state and local statutes, rules, regulations, orders and other provisions of law relating to Hazardous Materials, air emissions, water discharge, noise emission and liquid disposal, and other environmental, health and safety matters.

6.5           Insurance:  Maintain, and cause each of its Subsidiaries to maintain, insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or similar businesses and similarly situated.

6.6           Visitation Rights; Keeping of Books:  At any reasonable time and from time to time, upon reasonable advance notice, permit Lender or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of Borrower and any of its Subsidiaries with any of their respective officers or directors and with their respective independent certified public accountants and keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and liabilities of Borrower in accordance with GAAP.

6.7           Transactions with Affiliates:  Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under this Agreement with any of its Affiliates on terms that are fair and reasonable and no less favorable to Borrower or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate.

6.8           Use of Proceeds:  Use the proceeds of any Loan solely for funding Capital Expenditures and/or general corporate purposes.

6.9           Loan Documents:  Perform and comply in all material respects with each of the provisions of each Loan Document to which it is a party.

6.10           Risk Management:  Perform and comply in all material respects, and require its Subsidiaries to perform and comply in all material respects, with any risk management policies developed by Borrower, including such policies, if applicable, related to (i) the retail and wholesale inventory distribution and trading procedures and (ii) dollar and volume limits.

6.11           OFAC Compliance:  Comply with any obligations that it may have under the USA Patriot Act, all laws and executive orders administered by OFAC and all regulations promulgated and executive orders having the force of law issued pursuant thereto, as amended or supplemented from time to time (collectively, “AML and Anti-Terrorist Acts”).  In the event that Borrower becomes aware that it is not in compliance with any applicable AML and Anti-Terrorist Acts, Borrower shall notify Lender and diligently take all actions required thereunder to become compliant.

6.12           Further Assurances:  At the expense of Borrower, promptly execute and deliver, or cause to be promptly executed and delivered, all further instruments and documents, and take and cause to be taken all further actions, that may be reasonably necessary or that Lender may reasonably request, to enable Lender to enforce the terms and provisions of this Agreement and the Loan Documents and to exercise their rights and remedies hereunder.  In addition, Borrower will use all reasonable efforts to duly obtain Governmental Actions required from time to time on or prior to such date as the same may become legally required, and thereafter to maintain all such Governmental Actions in full force and effect, except where such failure would not have a Material Adverse Effect.

6.13           Reporting Requirements: Provide to Lender:

a.           as soon as available and in any event within sixty (60) days after the end of each of the first three quarters of each fiscal year of Borrower, a consolidated and consolidating balance sheet of Borrower and its Consolidated Subsidiaries as at the end of such quarter and consolidated and consolidating statements of income, retained earnings and cash flows of Borrower and its Consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, all in reasonable detail and duly certified by the chief financial officer or the treasurer of Borrower as fairly presenting in all material respects the financial condition of Borrower and its Consolidated Subsidiaries as at such date and the results of operations of Borrower and its Consolidated Subsidiaries for the periods ended on such date, except for normal year end adjustments, all in accordance with GAAP consistently applied (for purposes hereof delivery of Borrower’s appropriately completed Form 10-Q will be sufficient in lieu of delivery of such consolidated balance sheet and consolidated statements of income, retained earnings and cash flows), together with a quarterly compliance certificate in the form of Exhibit “D” (each, a “Quarterly Compliance Certificate”), of the chief financial officer or the treasurer of Borrower (A) demonstrating and certifying compliance by Borrower with the covenants set forth in Section 6.14 and (B) stating that no Event of Default or Default has occurred and is continuing or, if an Event of Default or Default has occurred and is continuing, a statement as to the nature thereof and the action which Borrower has taken and proposes to take with respect thereto;

b.           as soon as available and in any event within one hundred five (105) days after the end of each fiscal year of Borrower, a copy of the annual report for such year for Borrower and its Consolidated Subsidiaries, containing consolidated and consolidating financial statements for such year certified by, and accompanied by an unqualified opinion of, independent public accountants reasonably acceptable to Lender (for purposes hereof, delivery of Borrower’s appropriately completed Form 10-K will be sufficient in lieu of delivery of such financial statements), together with a Quarterly Compliance Certificate, in the form of Exhibit “D”, of the chief financial officer or the treasurer of Borrower (A) demonstrating and certifying compliance by Borrower with the covenants set forth in Section 6.14 and (B) stating that no Event of Default or Default has occurred and is continuing or, if an Event of Default or Default has occurred and is continuing, a statement as to the nature thereof and the action which Borrower has taken and proposes to take with respect thereto;

c.           as soon as possible and in any event within five (5) days after the occurrence of each Event of Default and each Default known to Borrower, a statement of the chief financial officer of Borrower setting forth details of such Event of Default or Default and the action which Borrower has taken and proposes to take with respect thereto;

d.           as soon as possible and in any event within five (5) days after receipt thereof by Borrower or any of its ERISA Affiliates from the PBGC copies of each notice received by Borrower or such ERISA Affiliate of the PBGC’s intention to terminate any Plan of Borrower or such ERISA Affiliate or to have a trustee appointed to administer any such Plan;

e.           as soon as possible and in any event within five (5) days after receipt thereof by Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor, a copy of each notice received by Borrower or such ERISA Affiliate concerning the imposition of withdrawal liability in the amount of at least $1,000,000 pursuant to Section 4202 of ERISA in respect of which Borrower or such ERISA Affiliate is reasonably expected to be liable;

f.           as soon as possible and in any event within five (5) days after Borrower becomes aware of the occurrence thereof, notice of all actions, suits, proceedings or other events (A) of the type described in Section 5.2 or (B) for which Lender will be entitled to indemnity under Section 9.4;

g.           as soon as possible and in any event within five (5) days after the sending or filing thereof, copies of all material reports that Borrower sends to any of its security holders, and copies of all reports and registration statements which Borrower or any of its Subsidiaries files with the Securities and Exchange Commission or any national securities exchange;

h.           as soon as possible and in any event within five (5) days after requested, such other information respecting the business, properties, assets, liabilities (actual or contingent), results of operations, prospects, condition or operations, financial or otherwise, of Borrower or any Subsidiary thereof as Lender may from time to time reasonably request; and

i.           as soon as possible and in any event within fifteen (15) days after the occurrence of each ERISA Event, a statement of the chief financial officer of Borrower setting forth details of such ERISA Event and the action which Borrower has taken and proposes to take with respect thereto.

Information required to be delivered pursuant to this Section 6.13 shall be deemed to have been delivered if such information shall be available on the website of the Securities and Exchange Commission at http://www.sec.gov and Borrower shall have notified Lender of the availability of all Form 10-Q and Form 10-K reports; provided that, if requested by Lender, Borrower shall deliver a paper copy of such information to Lender.  Information required to be delivered pursuant to this Section 6.13 may also be delivered by electronic communications pursuant to procedures reasonably approved by Lender.

6.14           Financial Covenants:

a.           Borrower will maintain at the end of each fiscal quarter a ratio of Indebtedness to Consolidated Total Capitalization of Borrower and its Consolidated Subsidiaries of not more than 0.65 to 1.0.

b.           Borrower will maintain at the end of each fiscal quarter, a minimum Total Common Equity of at least $289,200,000.

6.15           Replacement Financing:  At least sixty (60) days prior to the Revolving Credit Maturity Date, Borrower shall have received the written approval of the New Jersey Board of Public Utilities regarding Borrower’s entry into long-term debt financing to refinance, in whole, this Revolving Credit.

SECTION VII.  BORROWER’S NEGATIVE COVENANTS:

Borrower covenants that until all of the Obligations are paid and satisfied in full and the Revolving Credit has been terminated, that Borrower shall not:

7.1           Liens, Etc:  Except as permitted in Section 7.3, create, incur, assume, or suffer to exist, or permit any of its Subsidiaries to create, incur, assume, or suffer to exist, any Lien other than Permitted Liens.

7.2           Indebtedness:  Create or suffer, or permit any Subsidiary to create or suffer, to exist any Indebtedness except for Permitted Indebtedness.

7.3           Obligation to Ratably Secure:  Except as permitted by Section 7.1, create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien other than a Permitted Lien, in each case to secure or provide for the payment of Indebtedness, unless, on or prior to the date thereof, Borrower shall have (i) pursuant to documentation reasonably satisfactory to Lender, equally and ratably secured the Obligations of Borrower under this Agreement by a Lien acceptable to Lender, and (ii) caused the creditor or creditors, as the case may be, in respect of such Indebtedness to have entered into an intercreditor agreement in form, scope and substance reasonably satisfactory to Lender.

7.4           Mergers, Etc:  Merge or consolidate with or into any Person, or permit any of its Subsidiaries to do so, except that (i) any Subsidiary of Borrower may merge or consolidate with or into, any other Subsidiary of Borrower and (ii) any Subsidiary of Borrower may merge or consolidate with and into Borrower; provided, that Borrower is the surviving corporation; provided, further, that in each case, immediately after giving effect to such proposed transaction, no Event of Default or Default would exist.

7.5           Sale of Assets, Etc:  Sell, transfer, lease, assign or otherwise convey or dispose, or permit any Subsidiary to sell, transfer, lease, assign or otherwise convey or dispose, of assets (whether now owned or hereafter acquired), in any single transaction or series of transactions, whether or not related having an aggregate book value in excess of 10% of the Consolidated assets of Borrower and its Consolidated Subsidiaries, except for dispositions of capital assets in the ordinary course of business as presently conducted.

7.6           Restricted Investments:  Other than in the ordinary course of business (i) make or permit to exist any loans or advances to, or any other investment in, any Person except for investments in Permitted Investments, or (ii) acquire any assets or property of any other Person.

7.7           New Business:  Permit Borrower or any of its Subsidiaries to enter into any business which is not substantially similar to that existing on the Closing Date.

7.8           Distributions:  Pay any dividends on or make any other distributions in respect of any Capital Stock or redeem or otherwise acquire any such Capital Stock without in each instance obtaining the prior written consent of Lender; provided, that (i) any Subsidiary of Borrower may pay regularly scheduled dividends or make other distributions to Borrower; (ii) if no Default or Event of Default exists or would result therefrom, Borrower may pay distributions or dividends in either cash or Capital Stock or may redeem or otherwise acquire Capital Stock, and (iii) Borrower may cause the redemption or acquisition of Capital Stock having a preferred interest only if (a) such redemption or acquisition is effected by the proceeds of Capital Stock issued by Parent, or (b) such redemption or acquisition is effected with proceeds from Permitted Indebtedness; provided, that before and after such redemption or acquisition as described in (a) and (b) above, no Default or Event of Default has occurred and is continuing.

7.9           Compliance with ERISA:  (i) Permit to exist any “accumulated funding deficiency” (as defined in Section 412(a) of the Code), unless such deficiency exists with respect to a Multiple Employer Plan or Multiemployer Plan and Borrower has no control over the reduction or elimination of such deficiency, (ii) terminate, or permit any ERISA Affiliate to terminate, any Plan of Borrower or such ERISA Affiliate so as to result in any material liability of Borrower or ERISA Affiliate to the PBGC, or (iii) permit to exist any occurrence of any reportable event (within the meaning of Section 4043 of ERISA), or any other event or condition, which presents a material risk of a termination by the PBGC of any Plan of Borrower or such ERISA Affiliate and such a material liability of Borrower or ERISA Affiliate to the PBGC.

       7.10           Constituent Documents, Etc:  Change in any material respect the nature of its certificate of incorporation, by-laws, or other similar documents, or accounting policies or accounting practices (except as required or permitted by the Financial Accounting Standards Board or GAAP).

7.11           Fiscal Year:  Change its Fiscal Year.

SECTION VIII.  DEFAULT

8.1           Events of Default: Each of the following events shall constitute an event of default (“Event of Default”):

a.           Borrower shall fail to pay (i) any amount of principal when the same becomes due and payable or (ii) any interest, fees, Expenses or any other amount payable hereunder within five (5) Business Days of when the same becomes due and payable; or

b.           Any representation or warranty made by or on behalf of Borrower in this Agreement or any Loan Document or by or on behalf of Borrower (or any of its officers) in connection with this Agreement or any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

c.           (i) Borrower shall fail to perform or observe any term, covenant or agreement contained in Sections 6.1, 6.3, 6.5, 6.7, 6.8, 6.9, 6.10, 6.13, 6.14, 6.15, 7.1, 7.2, 7.3, 7.4, 7.5, 7.6, 7.7, or 7.8, or (ii) Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement (other than obligations specifically set forth elsewhere in this Section 8.1) on its part to be performed or observed if the failure to perform or observe such other term, covenant or agreement, shall remain unremedied for thirty (30) days after written notice thereof shall have been given to Borrower by Lender; or

d.           Borrower or any Significant Subsidiary thereof shall fail to pay any principal of or premium or interest on any Indebtedness (other than Indebtedness incurred under this Agreement) thereof in the aggregate (for all such Persons) in excess of $15,000,000, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

e.           Borrower or any Significant Subsidiary thereof shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against Borrower or a Significant Subsidiary thereof seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), such proceeding shall remain undismissed or unstayed for a period of forty-five (45) days, any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur or Borrower or a Significant Subsidiary thereof shall consent to or acquiesce in any such proceeding; or Borrower or a Significant Subsidiary thereof shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

f.           Any judgment or order for the payment of money in excess of $15,000,000 (in the aggregate) shall be rendered against Borrower or any Significant Subsidiary thereof and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

g.           The obligations of Borrower under this Agreement or any other Loan Document shall become unenforceable, or Borrower, or any court or governmental or regulatory body having jurisdiction over Borrower, shall so assert in writing or Borrower or any of its Affiliates shall contest in any manner the validity or enforceability thereof; or

h.           Any ERISA Event shall have occurred with respect to a Plan and, thirty (30) days after notice thereof shall have been given to Borrower by Lender, (i) such ERISA Event shall still exist and (ii) such ERISA Event is reasonably likely to result in a liability or lien in excess of $15,000,000 against Borrower or any ERISA Affiliate; or

i.           Borrower or any Affiliate thereof as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and the plan sponsor of such Multiemployer Plan shall have notified such withdrawing employer that such employer has incurred a withdrawal liability in an annual amount exceeding $5,000,000; or

j.           Any Governmental Action shall be rescinded, revoked, otherwise terminated, or amended or modified in any manner which is materially adverse to the interests of Lender; or

k.           A Change in Control shall occur.

8.2           Upon an Event of Default.  Upon the occurrence of an Event of Default, Lender may, by notice to Borrower:

a.           Acceleration; Termination of Credit Facility.  Declare the principal of and interest on the Revolving Credit, the Note and the Obligations (except for Hedging Obligations, which shall be governed by the terms and conditions of the documents controlling such obligations) at the time outstanding, and all other amounts owed to Lender under this Agreement, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement to the contrary notwithstanding, and terminate the Revolving Credit and any right of Borrower to request Loans thereunder; provided, that upon the occurrence of an Event of Default specified in Section 8.1(e), the Revolving Credit shall be automatically terminated and all Obligations (except for Hedging Obligations, which shall be governed by the terms and conditions of the documents controlling such obligations) shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.

8.3           Nature of Remedies: All rights and remedies granted Lender hereunder and under the Loan Documents, or otherwise available at law or in equity, shall be deemed concurrent and cumulative, and not alternative remedies, and Lender may proceed with any number of remedies at the same time until all Obligations are satisfied in full.  The exercise of any one right or remedy shall not be deemed a waiver or release of any other right or remedy, and Lender, upon or at any time after the occurrence of an Event of Default, may proceed against Borrower, at any time, under any agreement, with any available remedy and in any order.

8.4           Set-Off:  In addition to all other rights, options and remedies granted or available to Lender under this Agreement or the Loan Documents (each of which is also then exercisable by Lender), upon or at any time after the occurrence and during the continuance of an Event of Default, Lender (and any participant) shall have and be deemed to have, without notice to Borrower, the immediate right of set-off against any bank account of Borrower with Lender, or of Borrower with any other subsidiary of Lender or Bank Affiliate or any participant and may apply the funds or amount thus set-off against any of Borrower’s Obligations hereunder.

If any bank account of Borrower with Lender, any other subsidiary of Lender or Bank Affiliate or any participant is attached or otherwise liened or levied upon by any third party, Lender (and such participant) shall have and be deemed to have, without notice to Borrower, the immediate right of set-off and may apply the funds or amount thus set-off against any of Borrower’s Obligations hereunder.

SECTION IX.  MISCELLANEOUS

9.1           Governing Law: THIS AGREEMENT, AND ALL MATERS ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND ALL RELATED AGREEMENTS AND DOCUMENTS, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK.  THE PROVISIONS OF THIS AGREEMENT AND ALL OTHER AGREEMENTS AND DOCUMENTS REFERRED TO HEREIN ARE TO BE DEEMED SEVERABLE, AND THE INVALIDITY OR UNENFORCEABILITY OF ANY PROVISION SHALL NOT AFFECT OR IMPAIR THE REMAINING PROVISIONS WHICH SHALL CONTINUE IN FULL FORCE AND EFFECT.

9.2           Integrated Agreement: The Note, the other Loan Documents, all related agreements, and this Agreement shall be construed as integrated and complementary of each other, and as augmenting and not restricting Lender’s rights and remedies.  If, after applying the foregoing, an inconsistency still exists, the provisions of this Agreement shall constitute an amendment thereto and shall control.

9.3           Waiver: No omission or delay by Lender in exercising any right or power under this Agreement or any related agreements and documents will impair such right or power or be construed to be a waiver of any Default, or Event of Default or an acquiescence therein, and any single or partial exercise of any such right or power will not preclude other or further exercise thereof or the exercise of any other right, and as to Borrower no waiver will be valid unless in writing and signed by Lender and then only to the extent specified.

9.4           Indemnity:

a.           Borrower releases and shall indemnify, defend and hold harmless Lender and its respective officers, employees and agents, of and from any claims, demands, liabilities, obligations, judgments, injuries, losses, damages and costs and expenses (including, without limitation, reasonable legal fees) resulting from (i) acts or conduct of Borrower under, pursuant or related to this Agreement and the other Loan Documents, (ii) Borrower’s breach or violation of any representation, warranty, covenant or undertaking contained in this Agreement or the other Loan Documents, (iii) Borrower’s failure to comply with any or all laws, statutes, ordinances, governmental rules, regulations or standards, whether federal, state or local, or court or administrative orders or decrees, (including without limitation Environmental Laws, etc.), and (iv) any claim by any other creditor of Borrower against Lender arising out of any transaction whether hereunder or in any way related to the Loan Documents and all costs, expenses, fines, penalties or other damages resulting therefrom, unless resulting solely from acts or conduct of Lender constituting willful misconduct or gross negligence.

b.           Promptly after receipt by an indemnified party under subsection (a) above of notice of the commencement of any action by a third party, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof.  The omission to so notify the indemnifying party shall relieve the indemnifying party from any liability which it may have to any indemnified party under such subsection only if the indemnifying party is unable to defend such actions as a result of such failure to so notify.  In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnified party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation.

9.5           Time: Whenever Borrower shall be required to make any payment, or perform any act, on a day which is not a Business Day, such payment may be made, or such act may be performed, on the next succeeding Business Day.  Time is of the essence in Borrower’s performance under all provisions of this Agreement and all related agreements and documents.

9.6           Expenses of Lender: At Closing and from time to time thereafter, Borrower will pay upon demand of Lender all reasonable costs, fees and expenses of Lender in connection with (i) the analysis, negotiation, preparation, execution, administration, delivery and termination of this Agreement, and other Loan Documents and the documents and instruments referred to herein and therein, and any amendment, amendment and restatement, supplement, waiver or consent relating hereto or thereto, whether or not any such amendment, amendment and restatement, supplement, waiver or consent is executed or becomes effective, search costs, the reasonable fees, expenses and disbursements of counsel for Lender, any fees or expenses incurred by Lender under Section 6.6 for which Borrower is obligated thereunder, and reasonable charges of any expert consultant to Lender, (ii) the enforcement of Lender’s rights hereunder, or the collection of any payments owing from, Borrower under this Agreement and/or the other Loan Documents or the protection, preservation or defense of the rights of Lender hereunder and under the other Loan Documents, and (iii) any refinancing or restructuring of the credit arrangements provided under this Agreement and other Loan Documents in the nature of a “work-out” or of any insolvency or bankruptcy proceedings, or otherwise (including the reasonable fees and disbursements of counsel for Lender and, with respect to clauses (ii) and (iii), reasonable allocated costs of internal counsel) (collectively, the “Expenses”);

9.7           Brokerage: This transaction was brought about and entered into by Lender and Borrower acting as principals and without any brokers, agents or finders being the effective procuring cause hereof.  Borrower represents that it has not committed Lender to the payment of any brokerage fee, commission or charge in connection with this transaction.  If any such claim is made on Lender by any broker, finder or agent or other person, Borrower hereby indemnifies, defends and saves such party harmless against such claim and further will defend, with counsel satisfactory to Lender, any action or actions to recover on such claim, at Borrower’s own cost and expense, including such party’s reasonable counsel fees.  Borrower further agrees that until any such claim or demand is adjudicated in such party’s favor, the amount demanded shall be deemed an Obligation of Borrower under this Agreement.

       9.8           Notices:

a.           Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed given if delivered in person to the person listed below or if sent by telecopy or by nationally recognized overnight courier, as follows, unless such address is changed by written notice hereunder:

If to Lender to:                                                             Toronto Dominion (New York) LLC
77 King Street West
Toronto, ON M5K 1A2
Attention: Ruth Bengo
Telecopy No.:  (416) 590-4335

With copies to :                                                           TD Securities
31 West 52nd Street
New York, NY 10019
Attention:  Director, Credit Management
Telecopy No.:  (212) 827-7232

TD Bank, NA
2005 Market Street
Philadelphia, PA 19103
Attention: Credit Management
Telecopy No.:  (215) 282-4032

Ballard Spahr Andrews & Ingersoll, LLP
1735 Market Street, 51st Floor
Philadelphia, PA 19103
Attention: Steven M. Miller, Esq.
                                  Telecopy No.:  (215) 993-3970

If to Borrower to:                                                        South Jersey Gas Company
1 South Jersey Plaza
Folsom, NJ 08037
Attention: Stephen H. Clark
Telecopy No.:  (609) 561-8225

         With copies to Borrower’s Counsel:            Cozen O'Connor
                                                           457 Haddonfield Road, Suite 300
                                         Cherry Hill, NJ 08002
Attention: Liza L. Wolf, Esq.
Telecopy No.:  (877) 526-3072

b.           Any notice sent by Lender or Borrower by any of the above methods shall be deemed to be given when so received.

c.           Lender shall be fully entitled to rely upon any telecopy transmission or other writing purported to be sent by any Authorized Officer (whether requesting a Loan or otherwise) as being genuine and authorized.

9.9           Headings: The headings of any paragraph or Section of this Agreement are for convenience only and shall not be used to interpret any provision of this Agreement.

9.10           Survival: All warranties, representations, and covenants made by Borrower herein, or in any agreement referred to herein or on any certificate, document or other instrument delivered by it or on its behalf under this Agreement, shall be considered to have been relied upon by Lender, and shall survive the delivery to Lender of the Notes, regardless of any investigation made by Lender or on its behalf.  All statements in any such certificate or other instrument prepared and/or delivered for the benefit of Lender shall constitute warranties and representations by Borrower hereunder.  Except as otherwise expressly provided herein, all covenants made by Borrower hereunder or under any other agreement or instrument shall be deemed continuing until all Obligations are satisfied in full.  All indemnification obligations under this Agreement, including under Section 9.4 and 9.7, shall survive the termination of this Agreement and payment of the Obligations for a period of two (2) years.

9.11           Successors and Assigns: This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties.  Borrower may not transfer, assign or delegate any of its duties or obligations hereunder.  Borrower acknowledges and agrees that Lender may at any time, and from time to time, (a) sell participating interests in the Loans, and Lender’s rights hereunder to other financial institutions, (b) sell, transfer, or assign the Loans and Lender’s rights hereunder to any Bank Affiliate, and (c) sell, transfer, or assign the Loans and Lender’s rights hereunder, to any one or more additional banks or financial institutions, subject (as to Lender’s rights under this clause (c)) to Borrower’s written consent, which consent shall not be unreasonably withheld; provided that, no consent under this clause (c) shall be required if an Event of Default exists at the time of such sale, transfer or assignment.

9.12           Duplicate Originals: Two or more duplicate originals of this Agreement may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument.

9.13           Modification: No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed by Borrower and Lender.

9.14           Signatories: Each individual signatory hereto represents and warrants that he is duly authorized to execute this Agreement on behalf of his principal and that he executes the Agreement in such capacity and not as a party.

9.15           Third Parties: No rights are intended to be created hereunder, or under any related agreements or documents for the benefit of any third party donee, creditor or incidental beneficiary of Borrower.  Nothing contained in this Agreement shall be construed as a delegation to Lender of Borrower’s duty of performance, including, without limitation, Borrower’s duties under any account or contract with any other Person.

9.16           Discharge of Taxes, Borrower’s Obligations, Etc.: Lender, in its sole discretion, shall have the right at any time, and from time to time, with at least ten (10) days prior notice to Borrower if Borrower fail to do so, to: (a) pay for the performance of any of Borrower’s obligations hereunder, and (b) discharge taxes or Liens, at any time levied or placed on Borrower’s Property in violation of this Agreement unless Borrower is in good faith with due diligence by appropriate proceedings contesting such taxes or Liens and maintaining proper reserves therefor in accordance with GAAP.  Expenses and advances shall be added to the Revolving Credit Loans, and bear interest at the rate applicable to the Revolving Credit Loans, until reimbursed to Lender.  Such payments and advances made by Lender shall not be construed as a waiver by Lender of a Default or Event of Default under this Agreement.

9.17           Withholding and Other Tax Liabilities: Lender shall have the right to refuse to make any Loan from time to time unless Borrower shall, at Lender’s request, have given to Lender evidence, reasonably satisfactory to Lender, that Borrower has properly deposited or paid, as required by law, all withholding taxes and all federal, state, city, county or other taxes due up to and including the date of the requested Loan.  Copies of deposit slips showing payment shall constitute satisfactory evidence for such purpose.  In the event that any Lien, assessment or tax liability against Borrower shall arise in favor of any taxing authority, whether or not notice thereof shall be filed or recorded as may be required by law, Lender shall have the right (but shall not be obligated, nor shall Lender hereby assume the duty) to pay any such Lien, assessment or tax liability by virtue of which such charge shall have arisen; provided, however, that Lender shall not pay any such tax, assessment or Lien if the amount, applicability or validity thereof is being contested in good faith and by appropriate proceedings by Borrower.  In order to pay any such Lien, assessment or tax liability, Lender shall not be obliged to wait until such lien, assessment or tax liability is filed before taking such action as hereinabove set forth.  Any sum or sums which Lender shall have paid for the discharge of any such Lien shall be added to the Revolving Credit and shall be paid by Borrower to Lender with interest thereon at the rate applicable to the Revolving Credit, upon demand, and Lender shall be subrogated to all rights of such taxing authority against Borrower.

9.18           Consent to Jurisdiction: Borrower and Lender each hereby irrevocably consent to the non-exclusive jurisdiction of the Courts of the State of New York or the United States District Court for the Southern District of New York in any and all actions and proceedings whether arising hereunder or under any other agreement or undertaking.  Borrower waives any objection which Borrower may have based upon lack of personal jurisdiction, improper venue or forum non conveniens.  Borrower irrevocably agrees to service of process by certified mail, return receipt requested to the address of the appropriate party set forth herein.

9.19           Waiver of Jury Trial: BORROWER AND LENDER EACH HEREBY WAIVE ANY AND ALL RIGHTS IT MAY HAVE TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION, PROCEEDING OR COUNTERCLAIM ARISING WITH RESPECT TO RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO OR UNDER THE LOAN DOCUMENTS OR WITH RESPECT TO ANY CLAIMS ARISING OUT OF ANY DISCUSSIONS, NEGOTIATIONS OR COMMUNICATIONS INVOLVING OR RELATED TO ANY PROPOSED RENEWAL, EXTENSION, AMENDMENT, MODIFICATION, RESTRUCTURE, FORBEARANCE, WORKOUT, OR ENFORCEMENT OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS.

9.20           Consequential Damages: Neither Lender nor agent or attorney of Lender, shall be liable for any consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations.

9.21           Nonliability of Lender: The relationship between Borrower and Lender shall be solely that of borrower and lender.  Lender shall not have any fiduciary responsibility to Borrower.

[SIGNATURES TO FOLLOW ON SEPARATE PAGE]

WITNESS the due execution of this Agreement as a document under seal as of the date first written above.

SOUTH JERSEY GAS COMPANY

By:
Name:
Title:

TORONTO DOMINION (NEW YORK) LLC

By:
Name:
Title:

(Signature Page to Loan Agreement)

EXHIBIT “A”

FORM OF AUTHORIZATION CERTIFICATE

(Borrower Letterhead)

Date: _______________

Toronto Dominion (New York) LLC                                           TD Securities
77 King Street West                                                                     31 West 52nd Street
Toronto, ON M5K 1A2                                                                 New York, NY 10019
Attention: Ruth Bengo                                                                 Attention:  Director, Credit Management

Dear _____________:

The following individuals are authorized to request loan advances against South Jersey Gas Company (“Borrower”) revolving credit facility and transfer funds from any of Borrower’s accounts per written instructions received via fax:

Authorized Person	Title	Signature
1. ____________________	_____________________	_______________________
2. ____________________	_____________________	_______________________
3. ____________________	_____________________	_______________________

Acknowledged and approved:

By:
Name:
Title:

A-1

EXHIBIT “B”

FORM OF REVOLVING CREDIT LOAN REQUEST

South Jersey Gas Company
1 South Jersey Plaza
Folsom, NJ 08037
Attention: Stephen H. Clark
Telecopy No.:  (609) 561-8225
(“Borrower”)

To: Toronto Dominion (New York) LLC                                   TD Securities
77 King Street West                                                                     31 West 52nd Street
Toronto, ON M5K 1A2                                                                New York, NY 10019
Attention: Ruth Bengo                                                                Attention:  Director, Credit Management
(“Lender”)

Borrower hereby requests a Loan in the amount of $___________ pursuant to Section 2.4 of that certain Loan Agreement by and between Borrower and Lender dated December 15_, 2008 (as amended, restated or otherwise modified from time to time, the “Loan Agreement”).  Borrower hereby requests that such Loan be a (select one) Base Rate Loan or LIBOR Rate Loan.  If a LIBOR Rate Loan, the LIBOR Interest Period for such Loan is ____.  The proposed date of the Loan is _______________.

Borrower hereby represents and warrants to Lender as follows:

a.           All conditions in Section 4.8 have been satisfied as of the date hereof.

b.           The aggregate principal amount of all Loans outstanding under the Revolving Credit are $_____________.

c.           The number of LIBOR Rate Loans after giving effect to this Loan are ____ (cannot exceed 4).

SOUTH JERSEY GAS COMPANY

By:
Name:
Date: ____________, 200__                                             Title:

B-1

EXHIBIT “C”

FORM OF NOTICE OF EXTENSION/CONVERSION

Dated as of: ______________

Toronto Dominion (New York) LLC                                           TD Securities
77 King Street West                                                                     31 West 52nd Street
Toronto, ON M5K 1A2                                                                New York, NY 10019
Attention: Ruth Bengo                                                                Attention:  Director, Credit Management

Ladies and Gentlemen:

This irrevocable Notice of Conversion/Continuation (the “Notice”) is delivered to you under Section 2.5 of the Loan Agreement dated as of December 15, 2008 (as amended, restated or otherwise modified from time to time, the “Loan Agreement”), by and among South Jersey Gas Company (“Borrower”) and Toronto Dominion (New York) LLC, as lender (“Lender”).

1.           This Notice is submitted for the purpose of:

(Check one and complete applicable information in accordance with the Loan Agreement.)

☐           Converting all or a portion of a Base Rate Loan into a LIBOR Rate Loan

(a)	The aggregate outstanding principal balance of such Loan is $__________.

(b)	The principal amount of such Loan to be converted is $___________.

(c)	The requested effective date of the conversion of such Loan is _________.

(d)	The requested LIBOR Interest Period applicable to the converted Loan is ______.

☐  Converting a portion of LIBOR Rate Loan into a Base Rate Loan

(a)	The aggregate outstanding principal balance of such Loan is $__________.

(b)	The last day of the current LIBOR Interest Period for such Loan is ___________.

(c)	The principal amount of such Loan to be converted is $____________.

(d)	The requested effective date of the conversion of such Loan is _________.

C-1

☐   Continuing all or a portion of a LIBOR Rate Loan as a LIBOR Rate Loan

(a)	The aggregate outstanding principal balance of such LIBOR Rate Loan is $__________.

(b)	The last day of the current LIBOR Interest Period for such Loan is ____________.

(c)	The principal amount of such LIBOR Rate Loan to be continued is $_____________.

(d)	The requested effective date of the continuation of such LIBOR Rate Loan is ________.

(e)	The requested LIBOR Interest Period applicable to the continued LIBOR Rate Loan is ______.

2.           All of the conditions applicable to the conversion or continuation of the Loan requested herein as set forth in the Loan Agreement have been satisfied or waived as of the date hereof and will remain satisfied or waived to the date of such Loan.

3.           No Default or Event of Default Exists

4.           Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Loan Agreement.

IN WITNESS WHEREOF, the undersigned, on behalf of Borrower, has executed this Notice of Conversion/Continuation this ____ day of __________, 200__.

SOUTH JERSEY GAS COMPANY

By:
Name:
Title:

C-2

EXHIBIT “D”

QUARTERLY COMPLIANCE CERTIFICATE

_____________, 200_

Toronto Dominion (New York) LLC                                          TD Securities
77 King Street West                                                                     31 West 52nd Street
Toronto, ON M5K 1A2                                                                New York, NY 10019
Attention: Ruth Bengo                                                                Attention:  Director, Credit Management

The undersigned Authorized Officer of South Jersey Gas Company (“Borrower”), gives this certificate to Toronto Dominion (New York) LLC (“Lender”), in accordance with the requirements of Section 6.13 of that certain Loan Agreement dated December 15, 2008, by and between Borrower and Lender (“Loan Agreement”).  Capitalized terms used in this Certificate, unless otherwise defined herein, shall have the meanings ascribed to them in the Loan Agreement.

1.           Based upon my review of the consolidated balance sheets and statements of income of Borrower for the fiscal period ending __________________, 200_, copies of which are attached hereto, I hereby certify that:

(a)	The ratio of Indebtedness to Consolidated Total Capitalization of Borrower and its Consolidated Subsidiaries is _________________; and

(b)	The Total Common Equity of Borrower is ___________________.

Attached as Schedule “A” are the details underlying such financial covenant calculations.

2.           No Default exists on the date hereof, other than: ____________________ [if none, so state]; and

3.           No Event of Default exists on the date hereof, other than: __________________ [if none, so state].

4.           Borrower is currently in compliance with all of its obligations under the Loan Agreement and all documents related thereto.

Very truly yours,

By:
Name:
Title:

D-1